Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	October 17, 2013
President

Telephone:	(770) 394-6000
Fax:	(770) 551-5914

ROBERTS REALTY INVESTORS, INC.

ANNOUNCES AGREEMENT TO SELL

NORTHRIDGE OFFICE BUILDING

ATLANTA, GA — Roberts Realty Investors, Inc. (NYSE MKT: RPI) announces that it has signed a definitive agreement with the Fulton County Board of Education to sell its 37,864 square foot Northridge Office Building located in Sandy Springs, Georgia.  The sales price is $5.28 million and the closing is scheduled to occur on or before October 30, 2013, provided that the Board of Education may extend the closing date to November 15, 2013.  The Northridge Office Building has a carrying value of $3.2 million in the company’s financial statements and secures a $2.4 million loan.

The company’s primary objectives for 2013 have been to reduce debt, decrease annual operating expenses, increase liquidity through the sale of certain real estate assets and complete its exit from the retail and office business.  If the sale closes as the company expects, the transactions completed in 2013 will have reduced its total debt by $10.62 million or 43%, decreased its annual operating expenses by $850,000 and increased its liquidity by $5.6 million.

Mr. Charles S. Roberts, the company’s president and chief executive officer, stated:  “Completing our exit from the retail and office business during 2013 would allow us to focus exclusively on our primary business of developing new, high-quality multifamily apartment communities.  We own four superb locations that are zoned and entitled for the development and construction of 940 multifamily apartment units.”

Mr. Roberts continued:  “Additionally, we continue to pursue and work on strategic alternatives that would enhance shareholder value through a sale or merger of the company.  The reduction in debt, decrease in annual operating expenses and increased liquidity we have already accomplished in 2013 make the company a more attractive merger candidate and make it easier to obtain the financing necessary for the development and construction of our new apartment communities.  For these reasons, we believe the company is well positioned for a productive and successful 2014.”

Roberts Realty Investors, Inc. is an equity real estate investment trust based in Atlanta.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Some of the forward-looking statements relate to our intent, belief or expectations regarding our sale of the Northridge Office Building, our plans to exit the retail and office business and to obtain financing for our new apartment communities.  The statements regarding the sale of the Northridge Office Building and our plans to exit the retail business involve risks and uncertainties, including the occurrence, ultimate terms and timing of these transactions.  Our forward-looking statements relating to obtaining financing for the construction of new apartment communities involve risks and uncertainties regarding the availability of the equity capital we need to obtain construction financing and to the overall financing environment, specifically the willingness of financing sources to make apartment construction loans.  Other forward-looking statements relate to our intent, belief or expectations regarding our examination of strategic alternatives.  These statements involve risks and uncertainties, including the occurrence, terms and timing of one or more transactions or sales.  For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  For more information about other risks and uncertainties we face, please see the sections in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q entitled “Risk Factors.”